Weyerhaeuser Company and Subsidiaries

EXHIBIT 12(a) - COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                      WEYERHAEUSER COMPANY AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (Dollar amounts in thousands)



                                                        Thirteen
                                                         Weeks
                                                         Ended
                                                      -----------
                                                       March 30,
                                                         2003          2002          2001         2000           1999        1998
                                                      -----------   -----------   -----------   -----------   -----------  ---------
Available earnings:
    Earnings before interest expense, amortization
      of debt expense, income taxes and cumulative
      effect of a change in an accounting principle  $ 153,324    $ 1,195,485   $ 1,006,969   $ 1,677,577   $ 1,276,905   $ 756,715
    Add interest portion of rental expense              14,455         54,218        45,655        42,063        27,515      23,698
                                                     ---------    -----------   -----------   -----------   -----------   ---------

    Available earnings before cumulative effect of
      a change in an accounting principle            $ 167,779    $ 1,249,703   $ 1,052,624   $ 1,719,640   $ 1,304,420   $ 780,413
                                                     =========    ===========   ===========   ===========   ===========   =========

Fixed charges:
    Interest expense incurred:
      Weyerhaeuser Company and subsidiaries
        excluding Weyerhaeuser Real Estate Company
        and other related subsidiaries               $ 205,133    $   797,071   $   353,365   $   352,341   $   274,599   $ 260,014
      Weyerhaeuser Real Estate Company and other
        related subsidiaries                            13,482         52,926        68,887        83,556        74,436      81,857
                                                     ---------    -----------   -----------   -----------   -----------   ---------

      Subtotal                                         218,615        849,997       422,252       435,897       349,035     341,871
      Less intercompany interest                            63           (800)         (924)         (568)       (2,230)    (13,753)
                                                     ---------    -----------   -----------   -----------   -----------   ---------

      Total interest expense incurred                  218,678        849,197       421,328       435,329       346,805     328,118
                                                     ---------    ------------   -----------   -----------   -----------   ---------

      Amortization of debt expense                       3,262         24,124         4,642         3,331         3,957       3,595
                                                     ---------    -----------   -----------   -----------   -----------   ---------

    Rental expense:
      Weyerhaeuser Company and subsidiaries
        excluding Weyerhaeuser Real Estate
        Company and other related subsidiaries          40,469        152,243       128,082       117,307        74,918      65,508
      Weyerhaeuser Real Estate Company and
        other related subsidiaries                       2,895         10,410         8,883         8,882         7,627       5,586
                                                     ---------    -----------   -----------   -----------   -----------   ---------

                                                        43,364        162,653       136,965       126,189        82,545      71,094
                                                     ---------    -----------   -----------   -----------   -----------   ---------

      Interest portion of rental expense                14,455        54,218        45,655        42,063        27,515      23,698
                                                     ---------     -----------   -----------   -----------   -----------   ---------

      Total fixed charges                            $ 236,395    $   927,539   $   471,625   $   480,723   $   378,277   $ 355,411
                                                     =========    ===========   ===========   ===========   ===========   =========
Ratio of earnings to fixed charges                        0.71x(1)      1.35 x        2.23 x        3.58 x        3.45 x      2.20 x

----------------------

(1) Fixed charges exceeded earnings of Weyerhauser Company and subsidiaries by approximately $69 million for the thirteen weeks ended March 30, 2003.